As filed with the Securities and Exchange Commission on June 27, 1996

                                                     Registration No. 333-05927
- --------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                           THE MED-DESIGN CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                               23-2771475
    (State or other jurisdiction of                 (I.R.S. Employer
      incorporation or organization)               Identification No.)


                           The Med-Design Corporation
                       North American Building, Suite 310
                             121 South Broad Street
                        Philadelphia, Pennsylvania 19107
                            Telephone (215) 735-2700
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    James M. Donegan, Chief Executive Officer
                           The Med-Design Corporation
                       North American Building, Suite 310
                             121 South Broad Street
                        Philadelphia, Pennsylvania 19107
                            Telephone (215) 735-2700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------

                                   Copies to:
                               Bruce G. Leto, Esq.
                      Stradley, Ronon, Stevens & Young, LLP
                            2600 One Commerce Square
                      Philadelphia, Pennsylvania 19103-7098
                                 ---------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.


         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]


      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                           THE MED-DESIGN CORPORATION

                         300,000 Shares of Common Stock


         This Prospectus relates to 300,000 shares of Common Stock, par value of $0.01 per share ("Common Stock"), of The Med-Design Corporation, a Delaware corporation (the "Company"), which may be offered for sale from time to time by certain security holders of the Company (the "Selling Security Holders"), or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through brokers or agents in one or more transactions at varying prices determined at the time of sale or at fixed or negotiated prices. See "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of the 300,000 shares of Common Stock (the "Shares") offered hereby by the Selling Security Holders. The expenses of the registration of the Shares under the Securities Act of 1933, as amended, and the registration or qualification of the Shares under any applicable state securities laws will be paid by the Company. The aggregate proceeds to the Selling Security Holders will be the offering price of the Shares sold, less the applicable agents' commissions and underwritings discounts, if any.

         The Common Stock is traded on the NASDAQ SmallCap Market under the symbol "MEDC." On June 10, 1996 the last reported sale price of the Common Stock was $19.00 per share.

                                ---------------

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                          OF RISK. SEE "RISK FACTORS."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          Underwriting                              Proceeds to
                                                          Discounts and        Proceeds to the      Selling Security
Securities to be Registered         Price to Public       Commissions          Company (3)          Holders
- ---------------------------         ---------------       -------------        ---------------      ----------------
Common Stock par value              $19.00    (1)              (2)                   N/A             $19.00    (4)
$0.01 per share

- --------
(1) Represents the last reported sale price per share of Common Stock on the NASDAQ SmallCap Market on June 10, 1996.

(2)  Cannot be estimated at this time.


(3) The Company will not receive any proceeds from the offering of the Shares. The Company will pay estimated expenses of $28,415.53 in connection with the offering of the Shares by the Selling Security Holders.


(4) Before applicable underwriting discounts or commissions which cannot be estimated at this time.



                  The Date of this Prospectus is June 27, 1996

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               ------------------

                                TABLE OF CONTENTS
                                                                          Page
Available Information.........................................................2
Incorporation of Certain Documents by Reference...............................3
Risk Factors..................................................................4
The Company..................................................................12
Use of Proceeds..............................................................12
Selling Security Holders.....................................................12
Plan of Distribution.........................................................14
Legal Matters................................................................15
Experts......................................................................15

                                -----------------


                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Shares of Common Stock offered by this Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices, and copies of all or any part of the Registration Statement may be obtained from such office upon the payment of the fees prescribed by the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information filed by the Company with the Commission after May 6, 1996 should be available on-line through EDGAR.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents and information filed with the Commission (File No. 0-25852) pursuant to the Exchange Act or the Securities Act are hereby incorporated by reference into this Prospectus: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 filed on March 31, 1996; (2) the Company's Proxy Statement filed on April 16, 1996 for the Annual Meeting of Security Holders held on May 15, 1996; (3) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, filed on May 13, 1996; (4) the Company's Report on Form 8-K filed on February 10, 1996; and (5) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on April 7, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering made hereunder shall be deemed to be incorporated by reference into this Prospectus to be a part of this Prospectus from the respective dates of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed and incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all information that has been incorporated by reference in this Prospectus, other than exhibits to such information that are not specifically incorporated by reference into such information. Requests for information incorporated by reference in this Prospectus should be made in writing or by telephone to The Med-Design Corporation, North American Building, 121 South Broad Street, Suite 310, Philadelphia, Pennsylvania, 19107, Attn.: Patrick E. Rodgers, Chief Financial Officer, telephone (215) 735-2700.

                                  RISK FACTORS

     An investment in the Company's Common Stock is speculative in nature, involves a high degree of risk and should only be made by an investor who can afford the loss of his entire investment. In addition to the other information in this Prospectus, the following factors should be considered carefully by potential purchasers in evaluating an investment in the Shares of Common Stock offered hereby.


Development Stage Company/No Revenues/Uncertain Profitability/History of Losses

     Since its inception, the Company has been principally engaged in developmental and organizational activities. To date, the Company has generated no revenues from operations. The Company does not anticipate any significant revenues from product sales during the next twelve months. In addition, under certain conditions, commercial marketing of any products may prove to be contingent upon obtaining various governmental approvals, including FDA clearances. The approval procedure will be extremely time consuming, expensive and uncertain. Accordingly, there can be no assurance that the Company will be able to generate sufficient revenues to operate on a profitable basis in the future.

     The Company is in the development stage and its business is subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of the success of the Company must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the formation of a new business, the development of new products, the competitive and regulatory environment in which the Company may be operating, and the possibility that its activities will not result in the development of any commercially viable products. There can be no assurance that the Company's activities will ultimately result in the development of commercially saleable or useful products.

     The Company has experienced annual operating losses and negative operating cash flow since inception. At March 31, 1996, the Company had a deficit accumulated during the development stage of $10,346,483. Unless and until the Company's product development and marketing activities are successful and its product(s) are sold, of which there can be no assurance and which is not expected to occur before the third quarter of 1997, if at all, the Company will not have revenues to apply to operating expenses and the Company will continue to incur losses. Additionally, as a result of the start-up nature of its business and the fact that it has not commercially marketed any products, the Company expects to sustain substantial operating losses and negative cash flows in the future.

Requirements for Additional Funds

     The Company has a line of credit and an equipment financing facility with one commercial bank for $4,700,000 and $600,000, respectively, and an equipment financing facility with a second commercial bank for $500,000. The Company has additional availability against its line of credit and equipment financing facilities of $291,500, $438,000, and $140,000, respectively, at March 31, 1996.
The line of credit facility and one of the equipment financing facilities expires on July 31, 1996. The Company is currently negotiating an extension of the line of credit and equipment financing facility with the bank, however, no assurance can be given that the Company will obtain an extension on terms acceptable to the Company. In addition, the Company in 1995 issued warrants (including, the Warrants as hereinafter defined) to purchase 400,000 shares of Common Stock which, if exercised by the warrant holders in 1996, could provide the Company additional funds of approximately $2,150,000, net of the registration and other costs to be paid by the Company as required under the terms of such warrants.

     The Company believes that it will have sufficient funds to support its planned operations and capital expenditures through February 28, 1997, but thereafter will need to raise additional funds through public or private financings to support its planned operations and capital expenditures. These financings may include up to $2,150,000 if all of the outstanding warrants are exercised. The Company believes that it will require additional capital before it reaches profitability and positive cash flow, if at all. No assurance can be given that the warrants will be fully exercised or that additional financing will be available or that, if available, it will be available on terms favorable to the Company or its stockholders. If adequate funds are not available to satisfy short-term or long-term capital requirements, the Company may be required to reduce substantially, or eliminate, certain areas of its product development activities, limit its operations significantly, or otherwise modify its business strategy. The Company's capital requirements will depend on many factors, including but not limited to, the progress of its research and development programs, the development of regulatory submissions and approvals, manufacturing capability, the costs associated with protecting its patents and other proprietary rights, the rate of which the Company is able to manufacture and introduce its products, and the levels of promotion and advertising required to launch and market such products.

Dependence on Patents and Proprietary Rights

     The Company's success will depend in part on its ability to obtain and maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company's policy is to attempt to protect its intellectual property and maintain the proprietary nature of its technology by, among other things, filing patent applications for technology that it considers important to the development of its business and requiring certain employees and key consultants to execute non-disclosure and non-compete agreements.

     The Company's patent rights currently consist of three United States patents, one relating to the Retractable Needle Hypodermic Syringe (the "Safety Syringe"), another relating to the Retractable Needle Vacuum Tube Phlebotomy Set (the "Safety Phlebotomy Set") and the third relating to the Retractable Needle Intravenous Catheter Insertion Device (the "Safety Catheter"). The Company has been granted a patent relating to the Safety Syringe in Japan, Australia and Romania. Corresponding regional and national patent applications relating to the Safety Syringe are pending in the European Patent Office, designating twelve countries, and in eight member countries of the Patent Cooperation Treaty.

     In 1995, the Company filed an international patent application, and a corresponding Taiwanese patent application, directed to its Safety Catheter. Also in 1995, the Company filed a U.S. patent application and a corresponding Taiwanese patent application directed to its retractable needle In-line Y-port Injector Access Needle. In addition, the Company filed a U.S. provisional patent application directed to its Pre-Filled Ampule Injector and its Self-Contained Pre-Filled Syringe and a U.S. provisional patent application directed to its Closed Injector System. Lastly, the Company filed a U.S. provisional patent application directed to its Pre-Filled Vial Injector System.

     There can be no assurance that the Company's current patent applications and provisional patent applications will result in patents being issued.

     As the Company proceeds toward final designs for its Safety Syringe, Safety Phlebotomy Set and Safety Catheter devices, the Company is having searches conducted in the United States for unexpired patents owned by others that may conflict with any final product designs. The Company, however, has not conducted any infringement searches in any foreign country for the purpose of finding unexpired patents or pending patent applications that might raise a possibility of infringement or conflict with the Company's planned activities. Furthermore, the Company is considering appropriate modifications to the product designs to optimize the final products and to avoid conflicts with patents of others. To the extent that such final product designs may not be protected by the Company's existing patents and patent applications, the Company will file new patent applications relative to its final products. There can be no assurance that all of the potentially relevant patents of others have been identified or that the Company will be able to obtain patent protection for the designs for its products.

     There can also be no assurance that any patents owned by or issued to the Company, or that may issue to the Company in the future, will provide a competitive advantage or will afford protection against competitors with similar technology, or that competitors of the Company will not circumvent, or challenge the validity of any patents issued to the Company. There also can be no assurance that any patents issued to or licensed by the Company will not be infringed upon or designed around by others, that others will not obtain patents that the Company will need to license or design around, that the Company's products will not inadvertently infringe upon the patents of others, or that others will not make the Company's patented devices upon expiration of such patents. There can be no assurance that existing or future patents of the Company will not be invalidated. Moreover, although the Company utilizes non-disclosure agreements and other safeguards to protect its proprietary information and trade secrets, there can be no assurance that they will protect such information or provide adequate remedies for the Company in the event of unauthorized use or disclosure of such information, or that others will not be able to independently develop such information. As is the case with the Company's patent rights, the enforcement by the Company of its non-disclosure agreements can be lengthy and costly, with no guarantee of success.

     If the Company becomes involved with patent infringement litigation, either to enforce the Company's patents or defend against patent infringement suits, such litigation would be lengthy and expensive, and if it occurs, would divert Company resources from planned uses. Further, any adverse outcome in such litigation could have a material adverse effect on the Company. If any of the Company's products are found to infringe upon the patents or proprietary rights of another party, the Company may be required to obtain licenses under such patents or proprietary rights. No assurance can be given that any such licenses would be made available on terms acceptable to the Company, if at all. In addition, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures which differ from those in the United States. Patent protection in such countries may be different from patent protection provided by United States laws and may not be as favorable to the Company. There can be no assurance that the Company's program of patent protection and non-disclosure agreements will be sufficient to protect the Company's proprietary technology from competitors.

Dependence on a Single Technology

     As of the date of this Prospectus, all of the Company's products that have been designed and developed are based upon the Company's proprietary retraction technology. In addition, several of the products the Company intends to design and develop will also be based upon such proprietary retraction technology. While the Company intends to develop additional products that are not based upon the proprietary retraction technology, the Company's present narrow focus on a particular technology makes the Company vulnerable to the development of superior competing products and changes in technology which could eliminate the need for the Company's products. While the Company believes there will be no significant change in the foreseeable future in the need for the Company's products or the desirability of those products, there can be no assurance that such change will not occur.

Dependence on Continued Research and Development

     The Company is exploring other applications for its proprietary retraction technology beyond the Safety Syringe, Safety Phlebotomy Set and Safety Catheter and the New Products (as hereinafter defined under "The Company") under development. The development of additional applications and additional products may be important to the longer-term success of the Company. There can be no assurance that any of such applications or products will be developed or, if developed, that they will be successful.

Reliance on Single Source Suppliers

     The Company may obtain certain of the components and subassemblies required for its products from a single source. The disruption or termination of any single-source supplier could have a material adverse effect on the Company's operations. Certain of the components have lead times and changes in any suppliers could disrupt production schedules, either of which could materially adversely affect the Company's business and results of operations.

Lack of Market Acceptance

     The use of safety needles is relatively new. Although the market for syringes, phlebotomy sets and intravenous catheters is large, actual sales of the Company's products may be much less than the market's potential. Market acceptance of the Company's products will depend in large part upon the Company's ability to demonstrate the operational advantages, safety and cost effectiveness of its products compared to standard syringes, phlebotomy sets and intravenous catheters and its competitors' safety medical devices. The higher cost of safety medical devices, including those of the Company, relative to standard medical devices may be an impediment to their market acceptance. There can be no assurance that the Company's products will achieve market acceptance. In addition, there can be no assurance that the development of the Safety Syringe, Safety Phlebotomy Set or Safety Catheter or the New Products will be completed on schedule, if at all, or that there will be a significant demand for the products once development is completed.

No Manufacturing Experience/Limited Manufacturing Facilities

     The Company has not yet manufactured any products on a commercial basis. Certain members of management have had experience in the design and manufacturing of other products, including medical devices. For the Company to be successful, it must manufacture or contract with third parties to manufacture its products in sufficient quantities, to rigorous quality control standards and at a reasonable cost. The Company's failure to do so would have a material adverse effect on the Company.

     The Company has leased approximately 26,000 square feet of space in Ventura, California where it houses a research and development laboratory, a machine shop and a 3,130 square foot, class 100,000 clean room for assembly of prototypes and products. The Company, however, currently has no automated manufacturing facilities. With a portion of the net proceeds from the Company's initial public offering of 3,450,000 shares of Common Stock in June 1995 (the "Initial Public Offering"), the Company intends to build a semi-automated assembly system to pilot manufacture its products by the end of the third quarter of 1996. To the extent the Company cannot or does not manufacture sufficient quantities of the Company's products to satisfy the demand therefor, the Company will be required to contract with third parties to manufacture such products. The Company is currently investigating opportunities with third parties in the United States and abroad to manufacture the Safety Syringe, the Safety Phlebotomy Set and Safety Catheter and certain of its other products under development either on a contract manufacturing basis, under licensing agreements or through other forms of joint ventures. The Company has entered into several confidentiality agreements with other companies for the purpose of exploring such opportunities. The Company has not to date entered into any agreements for the manufacture of its products and there can be no assurance the Company will be able to enter into any such agreements on acceptable terms. Delays in engaging third parties to manufacture its products could have a material adverse effect on the Company's manufacturing plans and timetable. In addition, there can be no assurance that the third party manufacturers will meet the Company's requirements for quality, quantity and timeliness, or comply with requirements imposed by the United States Food and Drug Administration ("FDA") or other governmental agencies, or that the Company would be able to find substitute manufacturers, if necessary.

Limited Marketing Staff

     Other than a Senior Vice President, Marketing, the Company has no other staff dedicated solely to marketing and, if commercial products are developed, it will have to employ a sales force or retain marketing and distribution services from other parties. If the Company attempts to employ a sales force, there can be no assurance that qualified individuals can be hired. If the marketing and distribution services of other parties are sought, there can be no assurance that it will be able to enter into such marketing and distribution agreements on acceptable terms.

Limited Number of Employees

     The Company anticipates increasing the number of employees in the areas of product development, manufacturing, sales and marketing. The number of employees that the Company will need to hire will vary according to the progress made in the development of the Company's pilot manufacturing plant and the extent to which the Company undertakes the manufacture, marketing and distribution of its products. There can, however, be no assurance that, if the need arises, the Company will have the resources or ability to engage qualified employees or outside independent consultants.

Dependence on Key Personnel

     The success of the Company depends upon the skills, experience and efforts of its executive officers and certain marketing and technical people. The Company is particularly dependent upon the services of James M. Donegan, its Chairman, Chief Executive Officer and President, Michael J. Botich, its Senior Vice President, Research and Development and Thor R. Halseth, its Senior Vice President, Design. The loss of the services of Mr. Donegan, Mr. Botich or Mr. Halseth or any of the Company's other key personnel could have a material adverse effect on the Company. Each of Messrs. Donegan, Botich and Halseth have entered into an employment agreement with the Company which expires in 2000, 1998 and 1998, respectively. The Company is the sole beneficiary of a key person life insurance policy on the lives of each of Messrs. Donegan, Botich and Halseth in the amount of $1,000,000 per policy.

Product Liability

     The manufacture and sale of medical devices entails an inherent risk of liability in the event of product failure or claim of harm caused by product operation. Although the Company maintains product liability insurance, there can be no assurance that such coverage will remain available at a reasonable cost and in amounts sufficient to protect the Company against claims or recalls that could have a material adverse effect on the financial condition and prospects of the Company.

Government Regulation

     As medical devices, the Company's products are subject to regulation by the FDA under the Federal Food, Drug, and Cosmetic Act ("FD&C Act") and implementing regulations. Pursuant to the FD&C Act, the FDA regulates, among other things, the manufacture, labeling, distribution, and promotion of the Company's products in the United States.

     On December 28, 1995, the Company submitted a 510(k) pre-market notification to the FDA for its Safety Phlebotomy Set and Safety Catheter. On February 13, 1996, the FDA informed the Company that it may market the Safety Catheter. On March 15, 1996, the FDA notified the Company that it was holding the 510(k) pre-market notification for the Safety Phlebotomy Set for 30 days pending receipt of the additional information requested by the Office of Device Evaluations ("ODE"). The request for additional information from the ODE was received by the Company on March 13, 1996. The Company responded by requesting a ninety day extension, which was granted on April 18, 1996. The Company anticipates that it will complete and file a 510(k) pre-market notification with the FDA for the Safety Syringe within the fourth quarter of 1996.

     The Company believes that the Safety Syringe and the Safety Phlebotomy Set each will be classified as a Class II device, and that such products will not require a PMA application (as hereinafter defined) but will be eligible for marketing clearance through the 510(k) notification procedure based upon its substantial equivalence to a previously marketed device or devices. However, there can be no assurance that the Company will obtain 510(k) pre-market clearance to market the Safety Phlebotomy Set or Safety Syringe, or that such products will be classified as Class II devices, or that, in order to obtain 510(k) clearance, the Company will not be required to submit additional data or meet additional FDA requirements that may substantially delay the 510(k) process and add to the Company's expenses. Moreover, such 510(k) pre-market clearance, if obtained, may be subject to conditions on the marketing or manufacturing of the corresponding products that may impede the Company's ability to market and/or manufacture such products.

     If any of the Company's products do not qualify for the 510(k) procedure (either because it is not substantially equivalent to a legally marketed device or because it is a Class III device), the FDA must approve a pre-market approval application ("PMA application") before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. A PMA application is typically a complex submission usually including the results of clinical studies and preparing an application is a detailed and time-consuming process. Once a PMA application has been submitted, the FDA's review may be lengthy and may include requests for additional data. Furthermore, there can be no assurance that a PMA application will be approved by the FDA.

     The process of obtaining required regulatory clearances or approvals can be time-consuming and expensive, and compliance with the FDA's Good Manufacturing Practices ("GMP") regulations and other regulatory requirements can be burdensome. Moreover, there can be no assurance that the required regulatory clearances will be obtained, and such clearances, if obtained, may include significant limitations on the uses of the product in question. In addition, changes in existing regulations or guidelines or the adoption of new regulations or guidelines could make regulatory compliance by the Company more difficult in the future. The failure to comply with applicable regulations could result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions, and would have a material adverse effect on the Company.

     Distribution of the Company's products in countries other than the United States may be subject to regulation in those countries. There can be no assurance that the Company will be able to obtain the approvals necessary to market the Safety Syringe, the Safety Phlebotomy Set, the Safety Catheter or any other product outside of the United States.

Competition

     The needle market is highly competitive. The Company will compete in the United States and abroad with medical product companies, including Becton Dickinson and Company, Sherwood Medical, a division of American Home Products, Terumo Medical Corporation, Johnson and Johnson, U.S. Medical Laboratories and Bio-Plexus, Inc. Many of the Company's competitors have name recognition in the market and have longer operating histories and in many cases are substantially larger and better financed than the Company. Such competitors may use their economic strength to influence the market to continue to buy their existing products or new products developed by them. One or more of these competitors also could use such resources to improve their current products or develop additional products which may compete more effectively with the Company's products. New competitors may arise and may develop products which compete with the Company's products. In addition, new technologies may arise which could lower or eliminate the demand for the Company's products.

Control by Directors and Officers

     As of the date of this Prospectus, Directors and officers of the Company beneficially own or control approximately 42% of the outstanding Common Stock and have the right to acquire 258,000 additional shares of Common Stock upon exercise of outstanding options, when vested, and may, as a group, have the ability to exert significant control over the election of the Company's Board of Directors and to determine corporate actions requiring stockholder approval.

No Cash Dividends and None Anticipated

     No cash dividends have been paid on the Common Stock of the Company. It is anticipated that income received from operations, if any, will be devoted to the Company's future operations. Accordingly, no cash dividends are anticipated in the future.


Barriers to Takeover

     The Company has an authorized class of 5,000,000 shares of preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company.

Future Sales of Common Stock by Existing Security Holders; Potential Adverse Effect on Market Price

     Of the 6,788,570 shares of common stock presently outstanding, 3,322,012 shares have not been registered under the Securities Act of 1933 as amended (the "Securities Act") and are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act. In the future, such restricted securities may be sold in compliance with the limitations of Rule 144. Generally, under Rule 144, a person who has held fully-paid-for "restricted securities" for a period of two years may, every 90 days, sell to a market maker, or in an ordinary broker's transaction, an amount that does not exceed the greater of one percent (1%) of the Company's then outstanding stock or the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who is not an affiliate of the Company, and who has held fully-paid-for "restricted securities" for a period of three years, to sell such securities without compliance with the limitations on quantity and manner of sale.

     Beneficial holders of approximately 2,764,462 shares of Common Stock in the aggregate have agreed not to directly or indirectly, offer to sell, contract to sell, transfer, assign, encumber, grant an option to purchase, pledge or otherwise dispose of any beneficial interest in such securities until February 13, 1997, without the prior written consent of the Company and the underwriter of the Company's Initial Public Offering.

     Taking into account the above referenced lock-up agreements and assuming the underwriter does not release any stockholders from such agreements, of the 6,788,570 shares of Common Stock outstanding as of the date of this Prospectus, approximately 67,158 shares are currently eligible under Rule 144 for sale in the public market and approximately 252,860 additional shares will be eligible under Rule 144 for sale in the public market after August 1, 1996 through December 31, 1996 and approximately 3,001,994 shares of Common Stock will be eligible under Rule 144 for sale in the public market after February 1, 1996 through May 31, 1997. The future sale of any "restricted securities" by stockholders of the Company or the issuance of Common Stock upon the exercise of the outstanding options or warrants may have an adverse effect upon the market price of the Common Stock and the ability of the Company to raise capital. Holders of options to purchase 68,000 shares are presently fully vested and upon exercise of such options are eligible to sell such shares under rule 701. Holders of outstanding warrants (including the Warrants as hereinafter defined) have the right to purchase 400,000 shares of Common Stock and to require the Company to register the resale of such shares of Common Stock.

Anti-Takeover Provisions

     The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns, (or, within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above market prices pursuant to such transactions.


                                   THE COMPANY

     The Company, incorporated in Delaware on November 14, 1994, designs and develops safety medical devices intended to reduce the incidence of accidental needlesticks. The Company has three core products under development: the Safety Syringe, the Safety Phlebotomy Set and the Safety Catheter. These products are similar in appearance and size to the standard devices in use. Such products incorporate the Company's novel proprietary retraction technology that enables a health care professional, with no substantial change in operating technique and using one hand, to permanently retract the needle into the body of the device that can be safely discarded.

     The Company also has several new products which are in the beginning stages of development. These new product developments include the In-Line Y-Port Injector Access Needle, the Pre-Filled Ampule Injector, the MDC Closed Injection System Injector, the Self-Contained Pre-Filled Syringe and the Pre-Filled Vial Injector (collectively, the "New Products"). These products also incorporate the Company's proprietary retraction technology and are designed to reduce the incidence of accidental needlesticks. The Company has developed various sizes and designs of these products to accommodate the specific requirements of potential strategic allies for medical and dental applications.

     The Company believes that its safety medical devices can assist employers in meeting standards promulgated by Occupational Safety and Health Administration ("OSHA") to help eliminate or minimize occupational exposure to bloodborne pathogens. The Company has patent rights and patents pending with respect to certain of its products in the United States and certain foreign countries.

     The Company's headquarters are located at Suite 310, North American Building, 121 South Broad Street, Philadelphia, Pennsylvania 19107. The Company's telephone number is (215) 735-2700.


                                 USE OF PROCEEDS

      The net proceeds from the sale of the Shares will be received by the Selling Security Holders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders.


                            SELLING SECURITY HOLDERS

     The table below sets forth information as of June 10, 1996 with respect to each of the Selling Security Holders, their respective names, holdings of shares of the Company's Common Stock before the offering of the Shares, the number of Shares being offered for each of their respective accounts, and the number of shares of Common Stock to be owned by each of the Selling Security Holders immediately following the sale of the Shares, assuming all of the Warrants (as hereinafter defined) are exercised and all of the offered Shares are sold.


                                                                                             Common Stock
                               Shares of  Common                                              to be Owned
Name of Selling                Stock Owned Before                 Shares of Common             After the
Security Holders                 Offering                         Stock Being Offered           Offering
- ----------------               ------------------                 -------------------        -----------
Gilford Securities,              161,000                            161,000                        0
Incorporated

Ralph Worthington, IV             30,000                             30,000                        0

N. Scott Fine                    109,000                            109,000                        0




Relationship Between the Company and the Selling Security Holders

     In June 1995, Gilford Securities, Incorporated ("Gilford") served as the underwriter of the Initial Public Offering. In connection therewith, the parties entered into an Underwriting Agreement, pursuant to which, among other things, the Company issued and sold to Gilford, as part of its compensation therefor, warrants (the "Warrants") to purchase an aggregate of 300,000 shares of Common Stock at $4.90 per share. The Company also entered into an Underwriters' Warrant Agreement (the "Warrant Agreement") with Gilford, pursuant to which the holders of the Warrants are entitled to certain registration rights with respect to the shares of Common Stock issuable upon exercise of such Warrants. The Warrant Agreement provides that the expenses incurred in registering or qualifying such shares of Common Stock under federal and state securities laws shall be borne by the Company and that the Company and the holders of the Warrants will indemnify each other against any losses, claims, damages or liabilities arising out of any untrue statement of fact or omission contained in the Registration Statement or Prospectus relating to the Shares, or any amendment or supplement thereto.

     In accordance with the terms of the Warrant Agreement, in June 1995 Gilford assigned warrants to purchase 109,000 shares of Common Stock to N. Scott Fine, then an officer of Gilford, and 30,000 shares of Common Stock to Ralph Worthington, IV, the Chairman of Gilford.

     The Underwriting Agreement further provides that, for two and one-half years after June 6, 1995, Gilford shall have the right to nominate a member to the Board of Directors reasonably acceptable to the Company and the Company will use its best efforts to cause the election of such nominee. Gilford may designate a person, who may be a director, officer, employee or affiliate of Gilford to receive all notices of meetings of the Company's Board of Directors and to attend all such meetings of the Company's Board of Directors.

                              PLAN OF DISTRIBUTION

     Any distribution of the Shares by the Selling Security Holders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq Small Cap Market or on one or more exchanges on which the Shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means.

     The Company will not receive any proceeds from the sale of the Shares offered hereby. The aggregate proceeds to the Selling Security Holders from the Shares offered hereby will be the offering price less applicable commissions or discounts, if any. There is no assurance that the Selling Security Holders will sell any of the Shares offered hereby.

     The Selling Security Holders and such underwriters, brokers, dealers or agents, upon effecting a sale of Shares, may be considered "underwriters" as that term is defined by the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such shares as agents for others or as principals for their own account. The Selling Security Holders will pay any sales commissions or other sellers' compensation applicable to such transactions. A portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

     Under applicable rules and regulations under the Exchange Act of 1934, as amended, (the "Exchange Act"), any person engaged in the distribution of the Shares of Common Stock offered hereby may not simultaneously engage in market making activities for the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Security Holder and any other person who participates in a distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases of the Exchange Act and the rules and regulations thereunder may affect the marketability of the Shares of Common Stock and the ability of any person to engage in market making activities for the Shares of Common Stock.

     At the time a particular offering of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

     The Company has agreed that it will bear all costs, expenses and fees in connection with the registration or qualification of the Shares under federal and state securities laws. The Company and each Selling Stockholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

     The validity of the Shares offered hereby are being passed upon by Stradley, Ronon, Stevens & Young, LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

     The consolidated balance sheet as of December 31, 1995 and the consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on authority of that firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution.

     The following is a list of the expenses the Registrant expects to pay in connection with the issuance and distribution of the Shares registered hereby. All amounts are estimated except the Securities and Exchange Commission Registration Fee.


Filing and Registration Fees..................................... $ 1,965.53
Legal Fees and Expenses.......................................... $10,200.00
Cost of Printing................................................. $ 1,000.00
Accounting Fees and Expenses..................................... $12,500.00
Blue Sky Fees and Expenses....................................... $ 2,600.00
Miscellaneous Expenses........................................... $   150.00
                                                                  ----------
TOTAL............................................................ $28,415.53
                                                                  ==========





Item 15.          Indemnification of Directors and Officers

     The Delaware General Corporation Law authorizes the Registrant to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

     Article VII of the Registrant's By-Laws provides as follows:

            INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS


         Section A. The Corporation shall, to the fullest extent now or hereafter permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section B. The Corporation shall, to the fullest extent now or hereafter permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation. No such indemnification against expenses shall be made, however, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section C. Indemnification under Sections A and B of this Article shall be made by the Corporation when ordered by a court or upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in those Sections. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (b) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

     Section D. Expenses incurred in defending a civil or criminal action, suit or proceeding of the kind described in Sections A and B of this Article shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking, by or on behalf of the person who may be entitled to indemnification under those Sections, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

     Section E. The indemnification provided in this Article shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section F. Nothing herein contained shall be construed as limiting the power or obligation of the Corporation to indemnify any person in accordance with the Delaware General Corporation Law, as amended from time to time, or in accordance with any similar law adopted in lieu thereof. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section G. The Corporation shall also indemnify any person against expenses, including attorneys' fees, actually and reasonably incurred by him in enforcing any right to indemnification under this Article, under the Delaware General Corporation Law, as amended from time to time, or under any similar law adopted in lieu thereof.

     Section H. Any person who shall serve as a director, officer, employee or agent of the Corporation or who shall serve, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be deemed to do so with knowledge of and in reliance upon the rights of indemnification provided in this Article, in the Delaware General Corporation Law, as amended from time to time, and in any similar law adopted in lieu thereof.

     The Company also maintains directors' and officers' liability insurance coverage which insures directors and officers of the Company against certain losses arising from claims made, and for which the Company has not yet provided reimbursement, by reason of their being directors and officers of the Company or its subsidiaries.


Item 16.          Exhibits

Exhibit No.       Description
- -----------       -----------

 5                Opinion of Stradley, Ronon, Stevens & Young, LLP
23.1              Consent of Coopers & Lybrand, LLP
23.4              Consent of Stradley, Ronon, Stevens & Young, LLP (see
                  Exhibit 5 above)



Item 17.          Undertakings

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) include any additional or changed material information on the plan of distribution;

     provided, however, registrant does not need to give the statements in paragraphs (i) and (ii) above if the registration statement is on Form S-3 or S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the registrant under the Exchange Act.

     (2) for determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

     (3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 26th day of June, 1996.


                                    THE MED-DESIGN CORPORATION


                                    By: /s/ James M. Donegan
                                        -------------------------------------
                                        President and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                            Title                                 Date
- ---------                            -----                                 ----



/s/ James M. Donegan                 Chairman of the Board,       June 26, 1996
- ------------------------------       President and Chief
James M. Donegan                     Executive Officer
                                     (Principal Executive
                                     Officer)


/s/ Patrick E. Rodgers               Executive Vice President,    June 26, 1996
- ------------------------------       Finance and Chief
Patrick E. Rodgers                   Financial Officer
                                     (Principal Financial
                                     Officer and Principal
                                     Accounting Officer)

/s/ Joseph N. Bongiovanni, III       Director                     June 26, 1996
- ------------------------------
Joseph N. Bongiovanni, III


/s/ John A. Botich                   Director                     June 26, 1996
- ------------------------------
John A. Botich


/s/ Gary L. Crocker                  Director                     June 26, 1996
- ------------------------------
Gary L. Crocker


/s/ John F. Kelley                   Director                     June 26, 1996
- ------------------------------
John F. Kelley


/s/ John S. Marr, M.D.               Director                     June 26, 1996
- ------------------------------
John S. Marr, M.D.


/s/ Gilbert M. White                 Director                     June 26, 1996
- ------------------------------
Gilbert M. White

                                  EXHIBIT INDEX



Exhibit No.       Description


 5                Opinion of Stradley, Ronon, Stevens & Young, LLP
23.1              Consent of Coopers & Lybrand, LLP*
23.4              Consent of Stradley, Ronon, Stevens & Young, LLP (see
                  Exhibit 5 above)


- --------
*  Previously filed.